Exhibit 99.1

ZAGG Inc Board names Randall Hales Chief Executive Officer

FOR IMMEDIATE RELEASE

Salt Lake City – December 10, 2012 – The ZAGG Board of Directors today announced that Randall Hales has been named Chief Executive Officer of the company. Mr. Hales has served as ZAGG’s interim CEO and president since August 17, 2012, following the resignation of Robert G. Pedersen II. Mr. Hales served as ZAGG’s COO and president since December 12, 2011, and was appointed to the Board of Directors on October 20, 2010.  Mr. Hales will retain the title of president and will continue to serve as a director of the Company. The ZAGG board unanimously backed Mr. Hales’ appointment as CEO following an extensive, nationwide search conducted by leadership advisory firm Heidrick & Struggles.

"We were pleased to be advised by the well-respected firm of Heidrick & Struggles in our CEO search. Their global reach, use of best management practices, and depth of experience in the consumer retail industry helped us conduct a broad search that identified extremely qualified candidates," said Cheryl Larabee, ZAGG Chairman. "Randy was the consensus choice based on his adept implementation of the business strategy he put in place at ZAGG, including the alignment of our operations around three corporate operating objectives – creative product solutions, the preferred brand, and targeted global distribution. He has the expertise, relationships and experience to execute our plan to build ZAGG into a global leader in mobile device accessories."

"I am delighted with the board’s confidence in my work at ZAGG, and to have been chosen for the CEO position after an exhaustive search by Heidrick & Struggles," said Mr. Hales. "I am firmly committed to continue leading ZAGG by advancing our objectives and seizing new opportunities for future growth."

Throughout his career, Mr. Hales has successfully held senior-level positions in operations, manufacturing, sales, product management, marketing and general management. Before joining ZAGG, Mr. Hales served as the CEO of Mity Enterprises, a furniture systems manufacturer with worldwide sales and operations. Mr. Hales managed the privately held venture with more than 250 employees from 2007-2011, which was recognized in both 2009 and 2011 as the Utah Manufacturer of the Year. Mr. Hales served as the CEO and President of Back to Basics, Inc., an award-winning kitchenware company that received the Ernst & Young "Entrepreneur of the Year" award in 2004, and held Inc. 500 recognition in 2003, 2004, and 2005. Back to Basics was sold to Focus Products Group LLC in 2007.

About ZAGG Inc:
ZAGG Inc (NASDAQ: ZAGG) is a leading mobile device accessories and technology company with products that protect, personalize and enhance a consumer’s mobile experience. ZAGG differentiates itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector. With a brand portfolio that includes ZAGG® and iFrogz™, the company manufactures and markets a complete line of products to improve the functionality of portable gadgets, including keyboards, cases, audio and protective films, through direct, retail, specialty and international channels. More information about the company and its brands is at www.ZAGG.com.

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Source: ZAGG Inc